UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2006
STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	001-13337 (Commission File Number)	34-1598949 (I.R.S. Employer Identification No.)

9400 East Market Street, Warren, Ohio (Address of principal executive offices)		44484 (Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On August 8, 2006 the Company announced that it has realigned its management structure. As a result of this realignment, on August 8, 2006 Edward F. Mosel was appointed vice president of the Company and president of the Control Devices Division. Prior to the realignment Mr. Mosel served as the Company’s executive vice president and chief operating officer since 2004. Under the new management structure, the position of chief operating officer has been eliminated. Mark J. Tervalon was appointed president of the Vehicle Management and Power Distribution Division and remains a vice president of the Company. Mr. Tervalon previously served as vice president of the Company and general manager of the Stoneridge Electronics Group. Andrew M. Oakes will become vice president and general manager of the Company’s China operations and will remain a vice president of the Company. Mr. Oaks will focus on his duties as chairman and general manager of Stoneridge Asia Pacific Electronics (Suzhou) Co., Ltd., a Stoneridge wholly owned subsidiary now undergoing operational start-up in China. Mr. Oakes, who has served as vice president of the Company and general manager of the Actuator and Sensor Product Group since 2001, is currently in the process of relocating to Suzhou, China.
A copy of the Company’s press release regarding the realignment is attached hereto as Exhibit 99.1

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: August 10, 2006	/s/ George E. Strickler

George E. Strickler
Executive Vice President and Chief Financial Officer

Exhibit Index

99.1	Press Release on New Organizational Structure